EXHIBIT 99.1


         FOR IMMEDIATE RELEASE

         October 23, 2002

               CONTACTS: (Media) Marybeth Thorsgaard  763-764-6364
                              (Analysts) Kris Wenker  763-764-2607


              GENERAL MILLS COMPLETES $1.35 BILLION DEBENTURE ISSUE

          GENERAL MILLS SIMULTANEOUSLY PURCHASES THREE-YEAR CALL OPTION
                       FROM DIAGEO ON GENERAL MILLS SHARES


         MINNEAPOLIS, MINN.---General Mills, Inc. (NYSE: GIS) has agreed to sell zero coupon convertible debentures with a face value of approximately $2.01 billion for gross proceeds of approximately $1.35 billion. The Company has also granted the initial purchasers an option to purchase additional debentures with gross proceeds up to approximately $150 million. Closing is scheduled for October 28, 2002. The debentures are senior unsecured obligations. The proceeds will be used to repay existing commercial paper.

         The debentures cannot be called by General Mills for three years after issuance and will mature in 20 years. Holders of the debentures can require the company to repurchase the notes on the third, fifth, tenth and fifteenth anniversaries of the issuance. The Company has the option to pay the repurchase price in cash or in stock.

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         The issue price of the debentures was $671.65 for each $1,000 in face value, which represents a yield to maturity of 2.00%. The debentures are convertible into General Mills common stock at a rate of 13.0259 shares for each $1,000 debenture. This rate results in an initial conversion price of approximately $51.56 per share and represents a premium of 25% over the closing sale price on the New York Stock Exchange of $41.25 per share on October 22, 2002. The conversion price will increase with the accretion of the original issue discount on the debentures. Generally, except upon the occurrence of specified events, holders of the debentures are not entitled to exercise their conversion rights until the Company's stock price is greater than a specified percentage (beginning at 125% and declining by 0.25% each six months) of the accreted conversion price per share.

         Simultaneously, the company has purchased a three-year call option from Diageo plc (LSE: DGE, NYSE: DEO) on approximately 26.2 million shares that Diageo currently owns. The strike price of the call option will be $51.56 per share. The premium paid for the option was $3.07 per share or approximately $80.4 million in total. The option is exercisable in whole or in part from time to time, subject to certain limitations, during a three year period. The purpose of this call option is to offset any dilution to General Mills shareholders from future conversion of the debentures. The Company expects to purchase an additional call option from Diageo, in the event that the initial purchasers exercise their option to purchase the additional debentures, on the corresponding number of shares.

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         Under agreements with General Mills, Diageo is restricted from selling any of its shares until July 1, 2003, subject to certain limited exceptions. In addition, the shares underlying the call option are subject to a lock up until the option's exercise or expiration in October 2005.

         The securities have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the securities may not be sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

         This news release does not constitute an offer to sell or the solicitation of an offer to buy the securities. Any offer of the securities will be made only by means of a private offering memorandum.



This press release contains forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 that are based on managements' current expectations and assumptions. Such statements are subject to certain risks and uncertainties that could cause actual results to differ. General Mills undertakes no obligation to publicly revise any forward-looking statements to reflect future events or circumstances.



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